EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1993 Stock Option/Stock Issuance Plan of Ultratech, Inc. of our report dated March 3, 2006 with respect to the consolidated financial statements and schedule of Ultratech, Inc., Ultratech, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ultratech, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Palo Alto, California
March 3, 2006